FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-258342-03

The information in this supplement is not complete and may be supplemented or changed. These securities may not be sold nor may offers to buy be accepted prior to the time a final prospectus is delivered. This supplement is not an offering to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THIS SUPPLEMENT, DATED DECEMBER 8, 2023, MAY BE AMENDED OR SUPPLEMENTED PRIOR TO TIME OF SALE.

SUPPLEMENT
(To Prospectus Dated December 6, 2023)

$406,687,000 (Approximate)

Benchmark 2023-B40 Mortgage Trust

(Central Index Key Number 0001991192)

as Issuing Entity

J.P. Morgan Chase Commercial Mortgage Securities Corp.

(Central Index Key Number 0001013611)

as Depositor

JPMorgan Chase Bank, National Association

(Central Index Key Number 0000835271)

Citi Real Estate Funding Inc.

(Central Index Key Number 0001701238)

Goldman Sachs Mortgage Company

(Central Index Key Number 0001541502)

Bank of America, National Association

(Central Index Key Number 0001102113)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2023-B40

This supplement, dated December 8, 2023 (“Supplement”), supplements and modifies the prospectus, dated December 6, 2023 (the “Preliminary Prospectus”). Capitalized terms used in this Supplement but not defined herein have the same meanings given to them in the Preliminary Prospectus. Except as modified by this Supplement, the Preliminary Prospectus remain unmodified.

1.       The second bullet point of the section entitled “CREDIT RISK RETENTION” in the Preliminary Prospectus is hereby deleted in its entirety and replaced with the following:

●	The Retaining Sponsor is expected to retain a portion of the VRR Interest, in the form of an RR Interest, with a VRR Interest Balance equal to $6,716,184, representing approximately 27.7% of the entire VRR Interest as of the Closing Date (the “JPMCB VRR Interest Portion”);

2.       The fourth bullet point of the section entitled “CREDIT RISK RETENTION” in the Preliminary Prospectus is hereby deleted in its entirety and replaced with the following:

●	The Retaining Sponsor is expected to offset a portion of its risk retention requirements under the Credit Risk Retention Rules by the portion of the VRR Interest acquired on the Closing Date by GS Bank (or its MOA), in the form of a portion of the RR Interest, with a VRR Interest Balance equal to $4,844,046, representing approximately 20.0% of the entire VRR Interest as of the Closing Date (the “GS Bank VRR Interest Portion”); GS Bank originated Mortgage Loans representing approximately 27.8% of the Initial Pool Balance, which is equal to at least 20.0% of the total Initial Pool Balance and is equal to or greater than its percentage ownership of the VRR Interest as of the Closing Date (which percentage ownership interest is at least 20% of the aggregate initial principal balance of the entire VRR Interest as of the Closing Date), in accordance with Rule 11(a)(1) of the Credit Risk Retention Rules; GS Bank is expected to acquire the GS Bank VRR Interest Portion from the Retaining Sponsor on the Closing Date.

J.P. Morgan	Goldman Sachs & Co. LLC	BofA Securities	Citigroup
Co-Lead Managers and Joint Bookrunners

Academy Securities	Drexel Hamilton
Co-Manager	Co-Manager

3.       The definition of “Base Interest Fraction” in the section entitled “DESCRIPTION OF THE CERTIFICATES—Allocation of Yield Maintenance Charges and Prepayment Premiums” in the Preliminary Prospectus is hereby deleted in its entirety and replaced with the following:

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class A-1, Class A-2, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates is a fraction (A) whose numerator is the greater of zero and the difference between (i) the Pass-Through Rate on such class of certificates, and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment and (B) whose denominator is the greater of zero and the difference between (i) the Mortgage Rate on the related Mortgage Loan (or with respect to any Mortgage Loan that is part of a Serviced Whole Loan, the Mortgage Rate of such Serviced Whole Loan) and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment; provided, however, that (1) under no circumstances will the Base Interest Fraction be greater than one or less than zero, (2) if such Discount Rate is greater than or equal to the Mortgage Rate on the related Mortgage Loan or the Serviced Whole Loans, as applicable, and is greater than or equal to the Pass-Through Rate on such class of certificates, then the Base Interest Fraction will equal zero, and (3) if the Discount Rate is greater than or equal to the Mortgage Rate on such Mortgage Loan or the Serviced Whole Loans, as applicable, and is less than the Pass-Through Rate on such class of certificates, then the Base Interest Fraction will be one.

4. The definition of “Control Termination Event” in the section entitled “POOLING AND SERVICING AGREEMENT—THE DIRECTING CERTIFICATEHOLDER—CONTROL TERMINATION EVENT AND CONSULTATION TERMINATION EVENT” in the Preliminary Prospectus is hereby deleted in its entirety and replaced with the following:

A “Control Termination Event” will occur when the Class G certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class; provided that a Control Termination Event will not be deemed to be continuing in the event the Certificate Balances of the certificates (other than the Control Eligible Certificates and the Class RR certificates) have been reduced to zero. With respect to Excluded Loans related to the Directing Certificateholder, a Control Termination Event will be deemed to exist.

The information in this supplement supersedes any conflicting information contained in the Preliminary Prospectus and any other prior similar materials relating to the offered certificates. In all other respects, except as modified by this Supplement, the Preliminary Prospectus remains unmodified.